Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

June 30, 2004

AltiGen Communications, Inc.
4555 Cushing Parkway
Fremont, CA 94538

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 30, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an increase of 916,638 shares of your Common Stock reserved for issuance under your 1999 Stock Plan, as amended and 848,868 shares of Common Stock reserved for issuance under your 1999 Employee Stock Purchase Plan, as amended (collectively, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

          It is our opinion that when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold under the Plans, except for certain shares, will be legally and validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated Registration Statement filed pursuant to Item E under the General Instructions to Form S-8 under the Securities Act with respect to the Registration Statement.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation